BioSpecifics Technologies Corp. Announces New MULTICORD
and Retreatment Data for XIAFLEX®for Dupuytren’s Contracture
Presented at American Society for Surgery of the Hand Annual
Meeting

- Data suggest support for potential label expansion of XIAFLEX for Dupuytren’s contracture to include treatment of two affected joints concurrently; PDUFA date is October 20, 2014 -

LYNBROOK, NY – September 18, 2014 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, today announced that positive safety and efficacy data from the MULTICORD (MULtiple Treatment Investigation of Collagenase Optimizing the Resolution of Dupuytren’s) Phase 3b study will be presented by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium) at the 69th Annual Meeting of the American Society for Surgery of the Hand (ASSH) being held in Boston on September 18-20, 2014. Positive data were also presented from an additional study evaluating the retreatment of recurrent contracture in joints that were previously treated with CCH.

“We believe these data are strongly compelling and support the use of XIAFLEX in treating two affected joints concurrently for adult Dupuytren’s patients. This potential change in treatment procedure would allow for fewer office visits for the patient and physician and will also help to achieve the primary goal more quickly, which is to restore motion back to the patients’ joints. Additionally, patient expansion may come with the data from the retreatment study showing that patients with recurrence may benefit from subsequent doses of XIAFLEX rather than looking towards more invasive options,” commented Thomas L. Wegman, President of BioSpecifics. “We look forward to the PDUFA date next month, and if the new label is approved, we believe XIAFLEX will help to address the 35 to 40 percent of Dupuytren’s surgeries that treat more than one cord concurrently.”

XIAFLEX is currently approved for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. EU, Canada and Australia, and also for Peyronie’s disease in the U.S. The U.S. Food and Drug Administration (FDA) is reviewing Auxilium’s submission of a supplemental Biologics License Application (sBLA) requesting approval of XIAFLEX for the treatment of two Dupuytren's cords concurrently. The PDUFA date by which the FDA is expected to take action on the sBLA is October 20, 2014.

The MULTICORD study evaluated the use of CCH to treat two Dupuytren’s cords concurrently in the same hand with multiple affected joints, and also examined potential flexibility in timing of the finger extension procedure, which occurs within 24 hours of the CCH injection as per the current approved product label. The data from this study formed the basis for the sBLA submission.

Highlights of the data presentations include:

  Data from the MULTICORD Phase 3b study show that concurrent injections of CCH to treat two Dupuytren’s contractures on the same hand reduced fixed flexion contractures and increased range of motion. These results support the use of two concurrent CCH injections in the treatment of hands with multiple affected joints, without the need to wait 30 days between single treatments, as required in the current approved product label for XIAFLEX.

  Delayed manipulation data from the MULTICORD study were also presented which support the ability to vary the time between a CCH injection and the finger extension procedure from 24 hours, per the current product labeling, to 72 hours, allowing for greater flexibility for both patients and physicians.

  Results from the MULTICORD study showed that joints with lower baseline severity showed greater reduction in fixed flexion contractures and higher clinical success rates following concurrent CCH injections (one injection per treated joint) to two affected joints, compared to those joints with higher baseline severity. Lacerations were more common among patients with more severe pretreatment contractures.

  A post-hoc analysis of the MULTICORD study examined concurrently treating two affected joints (one injection per treated hand) of the same hand using local anesthesia prior to finger extension, which may result in greater reduction in fixed flexion contractures. Although the risk of skin laceration may be increased with local anesthesia, it was numerically lower when the finger extension was performed at 72 hours as opposed to 24 or 48 hours. All lacerations were treated with wound care or suture placement.

  Data from an additional study support retreatment of recurrent contractures in joints that were previously treated with CCH. There were positive outcomes in 85% of retreated joints based on investigator-assessed improvement and patient satisfaction rates. Study results also suggest an improvement in fixed flexion contracture and range of motion in both metacarpophalangeal (MP) and proximal interphalangeal (PIP) joints.

About Dupuytren’s Contracture

Dupuytren's contracture is caused by an abnormal accumulation of collagen in the palm of the hand characterized by the formation of nodules or lumps in the early stages. As the disease progresses, a cord is formed and the fingers may become progressively contracted.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium has the following partnerships outside the United States for XIAFLEX; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, and pending applicable regulatory approvals for the treatment of Dupuytren's contracture and Peyronie's disease in each region, Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is managing studies of CCH for frozen shoulder syndrome in a Phase 2b study, and also for cellulite. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, the use of XIAFLEX to treat two joints concurrently; the potential label expansion; the expected decrease in office visits; XIAFLEX’s ability to restore motion in joints; patient expansion as a result of the retreatment study; the likelihood patients use XIAFLEX over more invasive options; timing for the PDUFA; ability for XIAFLEX to address 35% to 40% of Dupuytren’s surgeries treating concurrent cords; the use of the data for the sBLA submission; and the outcome of data from the MULTICORD and retreatment studies. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this release and, except as may be required by law, we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com